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                                                                  Exhibit 99.1




FOR IMMEDIATE RELEASE                                       SYMBOL:  LANC
Friday, January 28, 2005                                    TRADED:  Nasdaq

           LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

         COLUMBUS, Ohio, Jan. 28 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported net income for the company's second fiscal quarter ended December 31, 2004 reached $38,119,000, or $1.08 per diluted share, compared with net income of $26,650,000, or $.74 per diluted share in the second quarter last year. Net sales increased two percent to $297 million versus $291 million a year ago.
         Earnings for the quarter included pretax income of $26.2 million (47 cents per share after taxes) associated with a distribution received under the Continued Dumping and Subsidy Offset Act. A similar distribution contributed pretax income of $2.0 million (three cents per share after taxes) in the second quarter a year ago. Also included in the prior year's second quarter results were pretax income of $1.2 million (two cents per share after taxes) related to a bad-debt recovery and pretax income of $1.0 million (two cents per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs.
         For the six months ended December 31, 2004, net income totaled $56,497,000 compared to $46,350,000 earned in the corresponding period a year ago. Diluted earnings per share were $1.60 compared to $1.29 for the first six months last year. Six-month net sales were $579 million compared to $558 million last year. In the first half this year, LIFO-related pretax income amounted to $.6 million (one cent per share after taxes) compared with $2.6 million (five cents per share after taxes) a year ago.
         John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, "Increased sales of specialty foods contributed to the top line improvement for the quarter, but our operations faced higher nonfood material costs as well as generally higher freight and energy costs. Pricing relief is difficult except through new product development."
         Specialty Foods net sales totaled $177 million, up eight percent over the prior year's second quarter total. Segment operating income was essentially unchanged from the prior year's total at $31 million. Most of the segment's top line growth was internally generated although Warren Frozen Foods, acquired in December 2003, contributed approximately $5 million of the sales increase. Segment operating margins reflect a less favorable sales mix and certain frozen bread production inefficiencies.


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PAGE 2 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS


         Glassware and Candles net sales totaled $68 million in the second quarter, a seven percent decline from the year-ago quarter. Segment operating income totaled $3.7 million, compared to $6.8 million in the year ago quarter. Comparative operating income was impacted by the prior year's LIFO-related income and bad-debt recovery. For the year-to-date period, the segment achieved higher sales and more efficient glassware manufacturing, but remains confronted by intense competitive pressures in retail markets.
         Automotive sales totaled $52 million, a four percent decline from the second quarter level in the prior year. Improved sales of aluminum truck accessories were more than offset by a decline in sales of automotive floor mats. Segment operating income for the quarter was down $2.7 million to $1.1 million, as this segment's profitability remained adversely affected by markedly higher costs for many key raw materials.
         Looking forward, Mr. Gerlach stated, "We continue our efforts to improve our sales and profitability through new product development and marketing efforts, including introducing significantly redesigned packaging for our high-profile line of produce salad dressings. Operating results in the second half of our fiscal year will likely benefit from a reduction in certain food ingredient costs, although this benefit will be mitigated by continuing higher costs for many nonfood raw materials." As of December 31, 2004, the company remained debt free, with over $204 million in cash and equivalents as well as $606 million in shareholders' equity.
         The company's second quarter conference call is scheduled for this morning, January 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. The webcast will be archived and available on the company's website.
         This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company may have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.


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PAGE 3 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                     (In thousands except per-share amounts)

                                                   Three Months Ended           Six Months Ended
                                                      December 31,                December 31,
                                                   2004          2003          2004          2003
                                                 ----------------------      ----------------------
Net sales                                        $297,349      $291,196      $578,833      $557,848
Cost of sales                                     237,990       226,145       465,457       436,990
                                                 --------      --------      --------      --------
Gross margin                                       59,359        65,051       113,376       120,858
Selling, general & administrative expenses         25,531        24,903        50,307        49,072
Restructuring and impairment charge                    45          --             487          --
                                                 --------      --------      --------      --------
Operating income                                   33,783        40,148        62,582        71,786
Interest income and other - net                    27,059         2,480        27,686         2,826
                                                 --------      --------      --------      --------
Income before income taxes                         60,842        42,628        90,268        74,612
Taxes based on income                              22,723        15,978        33,771        28,262
                                                 --------      --------      --------      --------
Net income                                       $ 38,119      $ 26,650      $ 56,497      $ 46,350
                                                 ========      ========      ========      ========

Net income per common share:(a)
    Basic                                        $   1.09      $    .75      $   1.60      $   1.30
    Diluted                                      $   1.08      $    .74      $   1.60      $   1.29

Cash dividends per common share                  $    .25      $    .23      $    .48      $    .43

Weighted average common shares outstanding:
    Basic                                          35,084        35,719        35,220        35,741
    Diluted                                        35,144        35,798        35,276        35,815

(a) Based on the weighted average number of shares outstanding during each period.



                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (Unaudited)
                                 (In thousands)

                                                   Three Months Ended           Six Months Ended
                                                      December 31,                December 31,
                                                   2004          2003          2004          2003
                                                 ----------------------      ----------------------
NET SALES
    Specialty Foods                              $177,075      $163,888      $337,684      $318,705
    Glassware and Candles                          67,842        72,709       131,574       128,835
    Automotive                                     52,432        54,599       109,575       110,308
                                                 --------      --------      --------      --------
                                                 $297,349      $291,196      $578,833      $557,848
                                                 ========      ========      ========      ========
OPERATING INCOME
    Specialty Foods                              $ 31,036      $ 31,096      $ 58,415      $ 57,409
    Glassware and Candles                           3,684         6,764         4,763         9,870
    Automotive                                      1,098         3,804         3,354         7,455
    Corporate expenses                             (2,035)       (1,516)       (3,950)       (2,948)
                                                 --------      --------      --------      --------
                                                 $ 33,783      $ 40,148      $ 62,582      $ 71,786
                                                 ========      ========      ========      ========

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PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS


                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                         December 31,      June 30,
                                                            2004             2004
                                                         ------------      --------
                                                          (Unaudited)
ASSETS
Current assets:
   Cash and equivalents                                    $204,670        $178,503
   Receivables - net of allowance for doubtful
      accounts                                              109,001          94,623
   Total inventories                                        142,798         155,076
   Deferred income taxes and other current assets            29,224          22,803
                                                           --------        --------
      Total current assets                                  485,693         451,005
Net property, plant and equipment                           154,350         159,494
Other assets                                                103,268         102,388
                                                           --------        --------
         Total assets                                      $743,311        $712,887
                                                           ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                        $ 42,428        $ 47,383
   Accrued liabilities                                       61,642          45,348
                                                           --------        --------
      Total current liabilities                             104,070          92,731
Other noncurrent liabilities and deferred taxes              33,696          33,371
Shareholders' equity                                        605,545         586,785
                                                           --------        --------
         Total liabilities and shareholders' equity        $743,311        $712,887
                                                           ========        ========


SUBJECT TO YEAR-END AUDIT.

                                     # # # #



FOR FURTHER INFORMATION:   John B. Gerlach, Jr., Chairman and CEO, or
                           John L. Boylan, Vice President, Treasurer and CFO
                           Lancaster Colony Corporation
                           Phone: 614/224-7141
                           --or--
                           Investor Relations Consultants, Inc.
                           Phone: 727/781-5577 or E-mail: lanc@mindspring.com